UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                               FORM 8-K

                            CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 12, 2004

                CareDecision Corporation. (OTCBB: CDED)
          (Exact name of Registrant as specified in charter)


           Nevada                  000-33187           91-2105842
(State or other jurisdiction      (Commission       (I.R.S. Employer
      of incorporation)           File Number)       Identification)


2660 Townsgate Road, Suite 300, Westlake Village, CA     91361
     (Address of principal executive offices)          (Zip Code)


Registrant's telephone number, including area code: (805) 446-1973


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ITEM 9. REGULATION FD DISCLOSURE

CareDecision Corporation ("CareDecision" or the "Company") [OTCBB: CDED] announced March 9, 2004 that our recent partnership and equity stake with DataFuzion, Inc. ("Fuzion") is being expanded to include an acquisition that Fuzion is making prior to its initial registration filing. The Company expects Fuzion to complete its audit later this month and to file its initial registration with the SEC in April, three weeks ahead of schedule. This should allow CareDecision to distribute the Fuzion stock dividend earlier than expected. Fuzion has commented that they are looking forward to integrating our programming capabilities and software assets with their business intelligence software.

The Company also announced that progress has been made with our proposed satellite media partner. An offer has been extended for an exclusive negotiation period to close a series of agreements, including a product development contract and a recurring revenue service arrangement. Recently, a resources-sharing proposal has been added to include CareDecision's use of our partner's field agents for our ResidenceWare installations. The Company is awaiting certain regulatory approval, which is expected to come shortly.

The Company is also in the final stages of negotiating a strategic partnership, investment agreement and a DataFuzion-like option agreement with a lodging e-business dotcom. It is anticipated that CareDecision will receive the benefit of 7,000 existing hotel relationships covering an estimated 1,250,000 rooms, which the Company has identified as targets for our ResidenceWare product. Should this proposed agreement come to fruition it would call for CareDecision to add a hotel reservation component to our product. Given the addition of this component the Company expects revenue to be nearly double the anticipated $37.00 per month per room e-transaction stream previously forecasted.



Date: March 12, 2004.
      ---------------


CareDecision Corporation


/s/ Keith Berman
-----------------
Keith Berman, CFO


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